EXHIBIT 99.1

Press Release Dated September 17, 2012

Geron Appoints Andrew Grethlein as Executive Vice President of Technical Operations

MENLO PARK, Calif., September 17, 2012 – Geron Corporation (Nasdaq: GERN) today announced the appointment of Andrew J. Grethlein, Ph.D., as Executive Vice President of Technical Operations. Dr. Grethlein will oversee the Company’s manufacturing and quality functions.

“Andy is a senior executive with over 20 years of biotechnology industry experience in manufacturing and quality with a track record of leadership success in development stage as well as commercial operations,” said John A. Scarlett, M.D., Geron's President and Chief Executive Officer. “We welcome him and look forward to drawing on his operational experience and strategic insights in developing our first-in-class oncology product candidates, imetelstat and GRN1005.”

Dr. Grethlein joins Geron from Inspiration Biopharmaceuticals, where he was Executive Vice President and Chief Operating Officer from 2010 to 2012. Prior to Inspiration, from 2008 until 2010, he was Senior Vice President of Biotechnology and Portfolio Management Team Leader for Hematology at Ipsen S.A., a global specialty pharmaceutical company. His responsibilities at Ipsen included planning and execution of worldwide strategy for product and portfolio development in the hematologic therapeutic area. From 2003 to 2008, Dr. Grethlein was at Tercica, Inc., where he served as Senior Vice President of Pharmaceutical Operations. In this role, he was a member of the senior executive team that governed corporate strategy, business planning and company operations, and had responsibility for all manufacturing and quality functions. Before joining Tercica, Dr. Grethlein served in various positions at Elan Corporation from 1997 to 2003, including as Senior Director, South San Francisco Pharmaceutical Operations, where he had responsibility as site head for commercial manufacturing operations. From 1995 to 1997, Dr. Grethlein served as Manager, Biologics Development and Manufacturing, for Athena Neurosciences, Inc. Prior to this he served in various engineering positions for the Michigan Biotechnology Institute, a nonprofit technology research and business development corporation. Dr. Grethlein received his A.A. degree in liberal arts from Simon’s Rock Early College, his B.S. in biotechnology from Bates College, and his M.S. and Ph.D. in chemical engineering from Michigan State University.

About Geron

Geron is a biopharmaceutical company developing first-in-class therapies for cancer. The company has two lead product candidates in clinical development, imetelstat and GRN1005. Imetelstat is a telomerase inhibitor that is being evaluated in three ongoing Phase 2 clinical trials: advanced non-small cell lung cancer, essential thrombocythemia and multiple myeloma. GRN1005 is a peptide-drug conjugate that is designed to transport a proven anti-cancer drug, paclitaxel, across the blood-brain barrier by targeting low-density lipoprotein receptor-related proteins (LRPs), specifically LRP-1. GRN1005 is being evaluated in two Phase 2 clinical trials: brain metastases arising from breast cancer and brain metastases arising from non-small cell lung cancer. For more information about Geron, visit www.geron.com.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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